UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 29, 2008

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA	94608
(Address of principal executive offices)	(Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

                On January 29, 2008, LECG Corporation (the “Registrant”) issued a press release announcing preliminary financial results and certain other information related to the quarter ended December 31, 2007.  A copy of the January 29, 2008 press release is attached as Exhibit 99.1 hereto.

                The information in this section, including the information contained in the press release attached as Exhibit 99.1 hereto, is being furnished pursuant to this Item 2.02 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  In addition, this information shall not be deemed to be incorporated by reference into any of the Registrant’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 2.05  Costs Associated with Exit or Disposal Activities.

As previously reported in the Registrant’s Form 8-K filed on May 10, 2007, in February 2007, the board of directors of the Registrant approved an action program intended to increase profitability and stockholder value.  This value recovery plan, announced on March 21, 2007 included (i) expert headcount reduction, based on analysis of practice group and individual expert contribution margins, staff leverage, and the Registrant’s strategic direction, (ii) increased controls over general and administrative expenditures, (iii) more stringent acquisition evaluation, and (iv) professional staff and administrative staff headcount reductions through both attrition and involuntary terminations.  Restructuring charges in connection with the value recovery plan were recognized in the quarters ending March 31, 2007 and June 30, 2007.  The final actions the Registrant expects to take as part of that value recovery plan were taken in the quarter ended December 31, 2007.

For the quarter ended December 31, 2007, in connection with the value recovery plan, the Registrant expects to recognize restructuring charges totaling $6.7 million related to the termination of 14 experts, four professional staff and three administrative staff and the closure of three facilities.  These restructuring charges are expected to be comprised of (i) the incremental write-off of $0.8 million in expert advances and unearned signing bonuses relating to terminations in the first two quarters of 2007, (ii) one-time separation payments of  $0.4 million relating to employee terminations in the fourth quarter, (iii) the write-off of $1.7 million of unearned signing bonuses, (iv) the write-off of $2.6 million of expert advances, and (v) $1.2 million of lease termination costs associated with the closure of three facilities.  Item (ii) and a portion of item (v) represent cash or future cash expenditures of approximately $1.5 million, of which $64,000 was paid during the fourth quarter. The remaining $5.2 million of the restructuring represents non-cash charges, primarily for impairments of leasehold improvements, fixed assets and receivables due from terminated experts.  The total anticipated restructuring charges of $6.7 million for the quarter ended December 31, 2007 are expected to be reflected in the Registrant’s condensed consolidated Statement of Income as follows: $5.1 million in cost of services and $1.6 million in general and administrative expenses.

As a result of the value recovery plan actions taken in the fourth quarter, the Registrant estimates that it will have annualized savings of approximately (i) $1.5 million in salary and benefit costs, and (ii) $0.5 million of rent expense following the closure of three facilities. The Registrant also expects to realize savings through overhead reductions associated with these actions.

In connection with the value recovery plan actions taken during the fourth quarter of 2007, the Registrant completed the disposition of its wholly owned subsidiary Silicon Valley Expert Witness Group (“SVEWG”) on December 31, 2007, and expects to recognize a $2.2 million loss on the transaction. The sale is expected to be presented as a discontinued operation.  Total consideration received from the sale of SVEWG was $7 million.  The net assets of SVEWG totaled $9.2 million, and included approximately $7.9 million of goodwill.  The Registrant does not anticipate making further cash expenditures as a result of the sale of SVEWG.

Item 2.06  Material Impairments.

The information disclosed above under Item 2.05 with respect to the anticipated write-off of unearned signing bonuses, expert advances paid in excess of expert fees earned, and goodwill associated with SVEWG as a result of the sale of that business, is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release regarding preliminary fourth quarter 2007 financial results and certain other information, issued by the Registrant on January 29, 2008 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ Steven R. Fife
Steven R. Fife Chief Financial Officer

Date:  January 29, 2008